EXHIBIT 99.1




                        FINANCIAL CONTACT:         KATHI HYLE
                                                   SENIOR VICE PRESIDENT AND
                                                   CHIEF FINANCIAL OFFICER
                                                   954-320-6267
                                                   ANCINVESTORRELATIONS@AOL.COM

                        MEDIA CONTACT:             CHERYL BUDD
                                                   SENIOR VICE PRESIDENT
                                                   CORPORATE COMMUNICATIONS
                                                   954-320-4025
                                                   BUDDC@ANCRENTAL.COM

FOR IMMEDIATE RELEASE

         ANC RENTAL CORPORATION REVISES FOURTH QUARTER EXPECTATIONS
                  AND ANNOUNCES SENIOR MANAGEMENT CHANGE

          FORT LAUDERDALE, FLORIDA (JANUARY 2, 2001) - ANC Rental Corporation (Nasdaq: ANCX), the parent company of Alamo Rent A Car and
National Car Rental, today revised its earnings expectations for the quarter and year ending December 31, 2000. ANC also announced a senior management change.

Revised Expectations

          Fourth quarter consolidated revenue for the period ending December 31, 2000 is expected to be approximately $800 million with a net loss in the range of $45 to $50 million. Prior projections for the fourth quarter anticipated a net loss of up to $15 million. For calendar year 2000, the company expects to report consolidated revenue of approximately $3.5 billion and a net loss between $3 and $8 million. Before non-recurring transition costs, the company expects to post net income of between $2 and $7 million for full year 2000. Actual quarterly and full year 2000 results, together with 2001 guidance, will be addressed during the company's fourth quarter conference call on January 25, 2001.

          The company's revised expectations are due principally to a weaker-than-expected price environment in the North American airport market and higher-than-anticipated average North American fleet during the fourth quarter. Preliminary results show that revenue per day for the North American airport market was approximately 5% below the same period last year as compared to the company's previous projection of between 2% - 3% below the same period last year. Although the company met its volume expectations in North America, its higher average fleet for the fourth quarter caused utilization to be significantly below forecast levels.

          Factors contributing to the company's higher-than-expected average fleet are confined to the fourth quarter 2000 and the company expects its 2001 fleet to be in line with forecasted demand levels. To mitigate the impact of weaker-than-planned pricing in the North American airport markets, the company has implemented a number of measures to further reduce costs and will continue to identify and pursue additional measures going forward.

          Both the Alamo Local Market division of ANC (previously  CarTemps
USA) and the International division are performing as planned.

Management Change

          ANC also announced that Michael S. Karsner has stepped down as president and CEO of ANC Rental Corporation, a position he held since November 1999. Michael S. Egan, currently the company's chairman and one of its largest shareholders, has been named ANC's new chief executive officer. Mr. Egan will also continue to serve as chairman of ANC's board of directors. Michael Egan began his career with Alamo in 1976 and was Alamo's majority owner and chairman from 1986 to 1996, when Alamo was acquired by AutoNation, Inc.

          ANC Rental Corporation is one of the world's largest car rental companies with annual revenue of approximately $3.5 billion in 2000. ANC Rental Corporation, the parent company of Alamo and National has more than 4,000 locations in 69 countries and employs approximately 22,000 associates worldwide.

          Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertaintainities and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied in such forward looking statements. Additional discussion of factors that could cause the actual results to differ materially from management's projection, forecasts, estimates and expectations is contained in the company's Registration Statement on Form 10 and other SEC filings.